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                                                                      Exhibit 12


                  Newmont Mining Corporation and Subsidiaries

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (Amounts in thousands except ratios)
                                  (Unaudited)



                                                           Year Ended December 31,
                                         -----------------------------------------------------------
                                           1993         1992         1991         1990        1989
                                         --------     --------     --------     --------    --------
Earnings:
  Income before income taxes and
   cumulative effect of changes in
   accounting principles                 $113,234     $ 93,399     $122,218     $240,460    $102,359

  Adjustments:
    Net interest expense (1)               12,393       14,555       13,021       42,373      91,784
    Amortization of capitalized
     interest                               1,814        1,410        1,668        1,236       2,365
    Portion of rental expense
     representative of interest               800        1,088        1,572        2,017       2,308
    Minority interest of majority-
     owned subsidiaries that have
     fixed charges                         11,113        7,580       12,455       14,021      13,706
    Undistributed income of less
     than 50% owned equities               (3,526)        -            -          (7,460)       -
                                         --------     --------     --------     --------    --------
                                         $135,828     $118,032     $150,934     $292,647    $212,522
                                         ========     ========     ========     ========    ========


Fixed Charges:
  Net interest expense (1)               $ 12,393     $ 14,555     $ 13,021     $ 42,373    $ 91,784
  Capitalized interest                      8,480        2,405         -            -          2,269
  Portion of rental expense
   representative of interest                 800        1,088        1,572        2,017       2,308
                                         --------     --------     --------     --------    --------
                                         $ 21,673     $ 18,048     $ 14,953     $ 44,390    $ 96,361
                                         ========     ========     ========     ========    ========

Ratio of Earnings to Fixed Charges            6.3          6.5         10.3          6.6         2.2
                                              ===         ====         ====          ===         ===


(1) Includes interest expense of majority-owned subsidiaries and amortization of debt issuance costs.